Exhibit 99.1

Proteostasis Therapeutics Focuses on Research and Development of CF Drug Candidates and Astellas Pharma Collaboration Programs

CAMBRIDGE, Mass. – October 31, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis (CF), today announced that the Company has initiated a strategic prioritization to focus resources on the research and development of its cystic fibrosis programs – including clinical trials for PTI-428, PTI-801 and PTI-808 – as well as its discovery-stage program in unfolded protein response (UPR), a collaboration with Astellas Pharma.

As part of this initiative, Proteostasis is reducing the headcount dedicated to research from 46% of the total workforce to 34%, through the elimination of 13 positions. The resulting estimated annual cost savings related to the prioritization, including personnel and other operating costs, is approximately $3.0 million. Proteostasis expects to incur a one-time cash charge in the fourth quarter of 2017 for severance and other related costs of $0.2 million. The restructuring is not anticipated to have operational impact on the Company’s existing CF programs and its UPR program with Astellas.

“Through our disease relevant technology, or DRT, platform which was established on our understanding of the proteostasis network, we have explored developing drug candidates for a variety of protein conformational diseases. We have validated our DRT platform through identification of three novel CFTR modulators now in clinical development for CF and an active corporate partnership with Astellas,” said Meenu Chhabra, president and chief executive officer of Proteostasis Therapeutics. “Our company was founded on the scientific premise that small molecules can restore the balance in the proteostasis network and have therapeutic applications in multiple genetic, degenerative and metabolic diseases. As we move forward, our focus will be in continuing the clinical development of the CF pipeline and advancing the understanding of the underlying biology of our novel CFTR modulators.”

Ms. Chhabra continued: “We would like to thank our departing colleagues for their dedication to Proteostasis’ mission of discovering and developing groundbreaking therapies to treat diseases caused by an imbalance in the proteostasis network. Their efforts have contributed to the realization of the potential of our platform. The prioritization of our resources is meant to reflect our conviction that the CF and UPR programs remain the biggest potential drivers of value for Proteostasis and our stakeholders, and that a streamlined research organization will give us the financial flexibility to make judicious investments in our assets with the largest potential return for the Company and for the patients we seek to benefit.”

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding our expected savings from a research restructuring action. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors and Media:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

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